Exhibit 99.1

U.S. Silica Holdings, Inc. Announces Appointment of Peter Bernard to the Board of Directors

FREDERICK, Md. (May 1, 2012) – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced the appointment of Mr. Peter Bernard to U.S. Silica’s Board of Directors. The election of Mr. Bernard brings the number of Directors to seven members. Mr. Bernard will also serve as an independent member of the Audit Committee.

Commenting on this appointment, Bryan A. Shinn, U.S. Silica’s President and Chief Executive Officer said, “With our rapidly growing presence and leadership role in supplying proppants to the oil and gas sector, we are delighted to have someone with Peter’s deep oilfield experience and strong industry background join our Board of Directors.”

Mr. Bernard brings to U.S. Silica extensive breadth, depth and expertise in the oil services sector of the energy industry. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton from 1985 until 2008, including as a member of the Executive Committee from 2007 until 2008. Additionally, Mr. Bernard has served as Vice President and Global Account Executive for Royal Dutch Shell, President and CEO of Landmark Graphics and Senior Vice President of Business Development and Marketing, where he was accountable for global contracts and pricing.

Mr. Bernard is currently the Chairman of Zeitecs, a specialized artificial lift technology company, and in addition he serves as Chairman of Tendeka, a Global completions solutions company headquartered in UK. Mr. Bernard received his B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market and a variety of attractive industrial and specialty products end markets. During its 112-year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

CONTACT: U.S. Silica Holdings, Inc., Telephone: 855-SILICA-7 (855-745-4227), Email: IR@ussilica.com